[MICHAEL L. STUCK LETTERHEAD]


To Whom It May Concern                            January 4, 2000


The firm of Michael L. Stuck, Certified Public Accountant consents to the inclusion of their report of January 4, 2000, on the Financial Statements of Landis and Partners, Inc. as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,

/s/ Michael L. Stuck
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Michael L. Stuck
Certified Public Accountant